HERITAGE
Rare Coin Galleries

PO Box 619999, Dallas, TX 75261-6199
(800) 872-6467 or (214) 528-3500 Telefax (214) 443-8406

Invoice #: 557055
Date: 6/7/2022
Acct #: 4724704
Item Qty: 1

Customer: RSE Market LLC
71 Southgate Blvd
New Castle, DE 19720-2069
4847446210 (W)
E-Mail: ACQS+RSEMarkets@Rallyrd.com
ReSale On File

Ship Instr:

Total
22,900.00

Shipping Method	Type of Sale	Sales Code	Heritage Contact	REF #
FedEx Standard Overnight/1	Arr/Art	WSL	Andrew Blinkiewicz	AMB65539

No.	Inventory #	Description	Grade	Svc	Notes	Amount
1	754647-012	1857-S $20 PCGS Secure	MS-66	P		22,900.00
					Amount Due:	**22,900.00**

Your Payment is due in our office by:

Date Due	Pmt Amount	UnPaid Princ.	Date Due	Pmt Amount	UnPaid Princ.
Wed, Sep 7, 2022	22,900.00	22,900.00			

If this invoice is not paid in full when due, the unpaid balance may bear interest at the highest rate permitted by law from the date of invoice until paid. The Account Statement summarizes total due from all open auctions.

Open Invoices as of 06/07/2022		Past Due				
Days Old:	Current	1-14 days	15-30 days	31-60 days	61+ days	Total
Aged Amts:	$0.00	$0.00	$57,728.62	$0.00	$0.00	$57,728.62

You can view your full statement online at HA.com.

NEW For faster shipping send a bank wire: Wells Fargo Bank, 420 Montgomery Street, San Francisco, CA 94104-1207
ABA #: 121000248 Account Name: Heritage Capital Corporation, Account #: 4615041449 / SWIFT Code: WFBIUS6S
Include with wire: Originator to Beneficiary Information: C#4724704, REF #AMB65539, Invoice #557055
Make checks payable to Heritage Auctions and mail to: PO Box 619999, Dallas TX 75261-6199.

Heritage Auctions
AndrewB@HA.com

Please remit a copy of the invoice with payment.
To ensure proper credit, please write your Acct. # on your check.
This invoice is presented by Heritage Capital Corporation